Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-10509, 333-92053, 333-58112, 333-58162, and 333-116365 on Forms S-8 and Registration Statement No. 333-122803 on Form S-3 of our reports dated March 11, 2005, relating to the financial statements and financial statement schedule of Merit Medical Systems, Inc. and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Merit Medical Systems, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah
March 11, 2005